SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 8, 2005

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Ambac Financial Group, Inc. (“Ambac”) has posted on its website information as of September 8, 2005 relating to Ambac’s exposure resulting from Hurricane Katrina.

The disclosure includes six tables. Table I is information related to Ambac’s Public Finance exposure to FEMA-designated counties within the three states – Louisiana, Mississippi and Alabama, broken out by bond type, including our exposure to the region of Greater New Orleans separately. Table II lists Ambac’s exposure to the three New Orleans parishes that make up Greater New Orleans. Table III lists Ambac’s exposure to investor-owned utilities within all counties of the three affected states. It is too early to determine the effect the storm will have on the underlying credit quality of the Public Finance and IOU exposures within these states. All of the Ambac-insured hospitals in the region are currently up and running.

Included within the Tables IV and V is information related to Ambac’s estimated current exposures to asset-backed bonds collateralized by mortgages on residential homes and manufactured housing located in the FEMA-designated counties and New Orleans. The amounts shown represent the estimated portions of larger, geographically diversified securitizations. Ambac does not have exposure to manufactured housing securitizations in Greater New Orleans. The impact on each transaction will be affected by the concentration of loans within the three states, the level of flood/hurricane or other insurance coverage on impacted homes within the pool and the amount of federal relief provided, if any. It is too early to determine the effect the storm will have on our MBS/MH exposures within these three states.

Included within Table VI are the top 20 public finance exposures in FEMA-designated counties. The Ambac internal ratings shown are prior to Hurricane Katrina. Ambac is currently assessing the impact of the storm on the underlying rating of each obligation.

The complete disclosure relating to Ambac’s Hurricane Katrina exposure is included in Exhibit 99.07 attached hereto and is posted on Ambac’s website www.ambac.com. Ambac will periodically update its website as additional information becomes available.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Item
99.07	Disclosure on Hurricane Katrina as Posted on Ambac’s Website as of September 8, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: September 8, 2005

	By:	/s/ Sean T. Leonard
Sean T. Leonard
Senior Vice President and Chief Financial Officer